EXHIBIT 99.1

SP Plus Corporation to Release Fourth Quarter and Full-Year 2015 Results on February 29, 2016

CHICAGO, Feb. 16, 2016 (GLOBE NEWSWIRE) -- SP Plus Corporation (NASDAQ:SP) today announced that it expects to release fourth quarter and full-year 2015 earnings on Monday, February 29, 2016, after the close of market.  On Tuesday, March 1, 2016, the Company will host a conference call at 10:00 AM (Central Time) that can be accessed via webcast at http://ir.spplus.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.spplus.com, at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

About SP Plus

SP Plus provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees. Its SP+ Parking, Standard Parking and Central Parking brands operate approximately 3,900 parking facilities with 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving approximately 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. Its ground transportation division transports approximately 40 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides security services in several states. The Company also provides a wide range of event logistics services. For more information, visit www.spplus.com.

Media Contacts:
Vance C. Johnston
Chief Financial Officer
(312) 521-8409
vjohnston@spplus.com

Rachel Schacter
ICR
(646) 277-1243
rachel.schacter@icrinc.com